        Exhibit 10.4

Notice of Non-Qualified Stock Option Grant

Name of Participant:	Stephen F. Angel
Person Number:	[ID #]
Target Grant Amount:	[Target Grant Amount]
Number of Options Granted:	[# Units Granted]
Grant Date:	[Grant Date]
Option Exercise Price:	[Option Exercise Price]
Vesting Schedule:	[# of Units] [# of Units] [# of Units]	February 26, 2027 February 26, 2028 February 26, 2029
Expiration Date:	[Expiration Date]
Grant Number:	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you non-qualified stock options (“Options”) under the Company’s 2026-2028 Long-Term Incentive Plan. The Options provide you with the right to purchase CSX common stock at a pre-established price during a future time period. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and stock option agreement (the “Option Agreement”), set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend this Option Agreement or the Plan at any time in accordance with the terms of the Plan. Receipt of this grant does not obligate CSX to make any additional grants to you. This Option grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in the Option Agreement.

ACTION REQUIRED: You must accept your Award Agreement electronically OR YOUR AWARD MAY BE SUBJECT TO FORFEITURE.

Please review the terms of the Notice, Option Agreement and the Plan carefully; a copy of the Plan is available for review on the CSX Gateway.

Stock Option Agreement | Terms and Conditions

PURPOSE AND OBJECTIVE
CSX Corporation (“CSX” or the “Company”) issues non-qualified stock options, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as Options) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The Options are issued as part of the Company’s 2026 – 2028 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). An Option represents the right to purchase one share of CSX common stock at a pre-established price during a future time period.

VESTING
The Options may be exercised once vested. Except as provided below under Impact of Change in Employment Status, the Options will vest and become exercisable in three tranches, with one-third of the Options vesting and becoming exercisable on February 26, 2027, one-third of the Options vesting and becoming exercisable on February 26, 2028 and one-third of the Options vesting and becoming exercisable on February 26, 2029 (the “final vesting date”), subject to your continued employment through each vesting date.

IMPACT OF CHANGE IN EMPLOYMENT STATUS
In the event of a termination of your employment before the final vesting date for any reason other than as set forth below, all unvested Options shall be forfeited and terminated.

Termination without Cause or for Good Reason Prior to Vesting
Consistent with your September 26, 2025 Letter Agreement (the “Letter Agreement”), in the event of your separation from employment due to a termination of employment by the Company without Cause or if you resign for Good Reason (each as defined in your Letter Agreement) prior to becoming Retirement Eligible (as defined below), subject to your execution and non-revocation of the Company’s customary separation and release of claims agreement (the “Release Agreement”), the Options will vest on a pro-rata basis determined by multiplying the number of shares of CSX common stock covered by the applicable one-third tranche of the Options that is scheduled to vest on the next occurring vesting date by a fraction, (x) the numerator of which is the number of full months that have elapsed from the preceding vesting date (or, if there has not yet been a vesting date, the grant date) set forth in the Notice through and including the month in which your termination date occurs and (y) the denominator of which is 12.

Termination Due to Death or Disability Prior to Vesting
In the event of your separation from employment due to death or Disability prior to the final vesting date, subject to your execution and non-revocation of any Release Agreement, if applicable, any outstanding unvested portion of the Options will remain outstanding and continue to vest per the vesting schedule set forth under Vesting above. “Disability” shall mean long-term disability as defined in CSX’s long-term disability plan.

Termination Due to Retirement Prior to Vesting
Consistent with your Letter Agreement, if you separate from employment after becoming Retirement Eligible either (i) by CSX without Cause or by you for Good Reason or (ii) by you due to your voluntary retirement by providing CSX with at least 180 days’ notice of your plans to retire (which period may be waived in full or in part by CSX), subject to execution and non-revocation of the Release Agreement, any outstanding, unvested portion of the Options will remain outstanding and will continue to vest per the vesting schedule set forth under Vesting above. “Retirement Eligible” shall mean your attainment of age 60 plus at least 3 years of continued service with the Company (unless the Company has notified you of its intent to terminate your employment for Cause or grounds to terminate your employment for Cause exist at such time).

Competing Employment Following Termination
Notwithstanding the foregoing, if, following a separation of your employment for any reason, you violate the terms of your Confidentiality, Non-Solicitation and Non-Competition Agreement dated September 27, 2025, then any outstanding Options shall be forfeited and terminated without further obligation on the part of CSX or any affiliate.

Termination of Employment Following Vesting
Except as otherwise provided in the Plan or as otherwise provided in the following sentence, if you separate from employment with CSX for any reason, you will have 60 days after separation from employment to exercise any Options that are vested at separation from employment. Notwithstanding the foregoing, in the event of your separation from employment by the Company without Cause, by you for Good Reason, due to your death or Disability or after becoming Retirement Eligible (each as set forth above and in each case subject to execution and non-revocation of any Release Agreement), you or your designated Beneficiary or estate will have until the Expiration Date (as defined in the Notice) to exercise any vested Options.

Termination for Cause/Moral Turpitude
If your employment is terminated for Cause, all rights under the unvested Options shall lapse and terminate immediately.

EXERCISE
You may exercise your vested Options, in whole or in part, to purchase a whole number of shares of CSX common stock at any time by following the exercise procedures below. All exercises must take place before the Expiration Date, or such earlier dates as established by the Notice, Option Agreement or the Plan, or such Options shall otherwise lapse.

Options may be exercised by: (a) paying cash, (b) executing a “cashless” exercise, or (c) executing a “cashless” exercise and “hold” transaction.

TAXATION OF STOCK OPTIONS
An exercise of Options may generate federal and applicable state income and employment tax withholding obligations. The full purchase price of the shares being purchased through exercise of Options and the related withholding taxes for federal, state or local jurisdictions must be paid to CSX at the time of an exercise of Options. You acknowledge that CSX shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to you (including, without limitation, future cash wages).

NON-TRANSFERABILITY
The Options may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by you other than by will or by the laws of descent and distribution, and are exercisable during your life only by you.

CHANGE OF CONTROL
In the event of a Change of Control (as defined in your Form of Change of Control Agreement with the Company, dated as of September 28, 2025, the “CIC Agreement”), the Options will be treated in accordance with Section 13 of the Plan (or any equivalent successor provision) and the terms of your CIC Agreement.

SHAREHOLDER RIGHTS
The Options shall confer no other shareholder rights upon you unless and until such time as the Option has been exercised and shares of CSX common stock are issued to you.

NOT A CONTRACT OF EMPLOYMENT OR RIGHT TO FUTURE AWARDS
Nothing in this Option Agreement shall be interpreted or construed to create a contract of employment between CSX and you or a right to receive equity awards in the future. This Option Agreement is intended solely to provide you an incentive to continue existing employment.

SEVERABILITY
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

CHOICE OF LAW; JURISDICTION
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE
CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any common stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy; (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other option-holders; and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

NONQUALIFIED STOCK OPTION; SECTION 409A
The Option is intended to be a non-qualified stock option and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended and will be interpreted accordingly.

The Options are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the grant date set forth in the Notice.

CLAWBACK PROVISION
In consideration of the grant of the Award under this Award Agreement, you agree that, to the extent that you are or become covered by the CSX Corporation Financial Restatement Compensation Recoupment Policy or any other clawback policy adopted by CSX (as applicable, a “Clawback Policy”), the Award granted to you pursuant to this Award Agreement and any shares of CSX common stock issued upon settlement thereof shall be subject to such Clawback Policy as may be in effect from time to time. In addition, by accepting this Award and in consideration for the opportunity to receive the compensation as provided under this Award, you agree that (i) any other compensation granted, awarded, paid or otherwise provided to or earned by you, whether before, on or following the date hereof, that is covered by an applicable Clawback Policy shall be subject to the recoupment and/or forfeiture provisions thereof, and (ii) such Clawback Policy shall be deemed to amend (on both a retroactive and prospective basis) the terms of any employment, compensation or similar agreement to which you are a party, and the terms of any compensation plan, program or agreement, under which any incentive-based compensation has been or may be granted, awarded, paid or otherwise provided to or earned by you (including without limitation, an award agreement evidencing an award granted to you under the Plan). In the event it is determined that any amounts granted, awarded, paid or otherwise provided to or earned by you must be forfeited or reimbursed to the Company pursuant to any such Clawback Policy, you agree that you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

By accepting this award of Options, you acknowledge and agree that this Option Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Option Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Option Agreement shall be effective as of February 26, 2026.